EXHIBIT 99.1

COVANTA HOLDING CORPORATION REPORTS
2012 SECOND QUARTER RESULTS

Solid Financial Results
2012 Guidance Reaffirmed

MORRISTOWN, NJ, July 18, 2012 - Covanta Holding Corporation (NYSE: CVA) ("Covanta" or the "Company"), a leading global owner and operator of Energy-from-Waste ("EfW") projects, reported unaudited financial results today for the three and six months ended June 30, 2012.

Key Q2 2012 Financial Highlights:

•	Revenue was relatively flat at $410 million

•	Adjusted EBITDA of $125 million was up $2 million from the prior year

•	Free Cash Flow declined to $16 million, as expected, due to construction working capital timing

•	Adjusted EPS improved by $0.01 to $0.15 per share

•	Returned $50 million to shareholders, including $30 million of share repurchases

Key Q2 2012 Operational Highlights:

•	Achieved outstanding EfW boiler availability, waste throughput and steam production

•	Successfully extended waste contracts with the City of Tulsa and Stanislaus County

•	Installed new non-ferrous recovery system at Fairfax and metal shredder at the SEMASS facility

•	Honolulu expansion unit commenced start-up testing in June

Commenting on the second quarter of 2012, Anthony Orlando, Covanta's President and CEO stated, “Excellent operating performance drove another solid financial quarter and it gives us confidence to reaffirm our full year guidance, which calls for continued earnings growth despite declines in energy and recycled metal markets.”

“Furthermore, we are effectively executing against our organic growth initiatives, while strengthening our base business by negotiating win-win contract renewals with our clients. The work we are doing now will pay off in the coming years,” Orlando concluded.

	Three Months Ended June 30,
Continuing Operations	2012	2011
	(Unaudited, $ in millions, except per share amounts)
Revenue	$410	$411
Net Income from Continuing Operations	$19	$18
Adjusted EBITDA	$125	$123
Free Cash Flow	$16	$43
Adjusted EPS	$0.15	$0.14

Second Quarter Results
Operating revenues of $410 million were relatively flat compared to the prior year as higher construction revenues, service fee contract escalations, and higher special waste revenues were offset by reduced energy revenues due to lower pricing, as well as lower production at our biomass facilities.

Operating expenses of $354 million decreased by $4 million from $358 million in the prior year period. This improvement was primarily attributed to the Company's organic growth initiatives (including various operational improvements) and insurance recoveries, partially offset by normal cost escalations.

Operating income improved by $3 million to $56 million versus the prior year. This increase was primarily due to lower operating expenses.

Adjusted EBITDA of $125 million was up from $123 million in the prior year period.

As previously noted, Free Cash Flow declined to $16 million versus $43 million in the prior year. While the second quarter is typically a low seasonal quarter, the decline in Free Cash Flow was more pronounced due to the timing of construction working capital.

Adjusted EPS increased by $0.01 versus the prior year period to $0.15, as improved operating income, higher equity income and lower number of shares outstanding due to the Company's common stock buyback program more than offset higher interest expense.

Year-to-Date Results
For the six months ended June 30, 2012, total operating revenues increased 2% to $802 million. Free Cash Flow was $92 million for the year-to-date period compared to $109 million for the same period last year. Adjusted EBITDA was $198 million compared to $194 million for the same period last year and Adjusted EPS was $0.06 compared to $0.03 in 2011.

Shareholder Returns
During the quarter, the Company returned $50 million to shareholders, consisting of $20 million in cash dividends declared and $30 million in share repurchases (1.4% of common stock outstanding). Year-to-date, the Company has returned $101 million to shareholders in the form of $41 million in dividends declared and $60 million in shares repurchased (2.7% of common stock outstanding). Since the inception of its buyback program the Company has repurchased 15.6% of shares outstanding. As of June 30, 2012, Covanta had $115 million of share repurchase authorization remaining.

2012 Guidance
The Company is reaffirming its previously announced guidance for 2012 for the following financial metrics:

	Continuing Operations
	Full Year 2012 Guidance	Full Year 2011 Actual	% Change At Midpoint
	(Unaudited, $ in millions, except per share amounts)
Adjusted EBITDA	$ 500 - $ 530	$492	5%
Free Cash Flow	$ 250 - $ 280	$280	(5)
Adjusted EPS	$ 0.55 - $ 0.65	$0.52	15%

Sanjiv Khattri, Covanta's Executive Vice-President and Chief Financial Officer commented, “Our financial results were right in-line with expectations for the quarter despite weakness in the energy and recycled metals markets. Construction working capital negatively impacted our Free Cash Flow this quarter, but overall our Free Cash Flow remains strong. We see plenty of room to grow the business in both the near and long term and are investing in high-value projects to make this happen. In the meantime, we continue to meaningfully return capital to our shareholders through our quarterly cash dividend and stock repurchase program.”

Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Thursday, July 19, 2012 to discuss its second quarter results. The conference call will begin with prepared remarks, which will be followed by a question and answer session. To participate, please dial 800-860-2442 approximately 10 minutes prior to the scheduled start of the call. If calling from Canada, please dial 866-605-3852. If calling outside of the United States and Canada, please dial 412-858-4600. Please request the “Covanta Holding Corporation call” when prompted by the conference call operator. The conference call will also be webcast live from the Investor Relations section of the Company's website. A presentation will be made available during the call and will be found on the Investor Relations section of the Covanta website at www.covantaenergy.com.

A replay will be available one hour after the end of the conference call through 9:00 AM (Eastern) Thursday, July 26, 2012. To access the replay, please dial 877-344-7529, or from outside of the United States 412-317-0088 and use the replay conference ID number 10015619. The webcast will also be archived on www.covantaenergy.com.

About Covanta
Covanta Holding Corporation (NYSE: CVA) is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy's Office of Energy Efficiency and Renewable Energy. Covanta's 44 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta's modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into 9 million megawatt hours of clean renewable electricity and create more than 9 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaenergy.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "will," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully grow its business as expected or close its announced or planned acquisitions or projects in development, and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Contacts

Investors
Alan Katz - 1.862.345.5456
Clare Rauseo - 1.862.345.5236
IR@covantaenergy.com

Media
James Regan - 1.862.345.5216

Covanta Holding Corporation	Exhibit 1
Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited) (In millions, except per share amounts)
Operating revenues
Waste and service revenues	$280	$276	$538	$527
Electricity and steam sales	91	98	182	192
Other operating revenues	39	37	82	69
Total operating revenues	410	411	802	788
Operating expenses
Plant operating expenses	243	248	510	519
Other operating expenses	30	30	69	58
General and administrative expenses	25	25	50	50
Depreciation and amortization expense	49	47	99	94
Net interest expense on project debt	7	8	15	16
Total operating expenses	354	358	743	737
Operating income	56	53	59	51
Other income (expense)
Interest expense	(24)	(17)	(42)	(34)
Non-cash convertible debt related expense	(7)	(6)	(13)	(11)
Loss on extinguishment of debt (A)	—	—	(2)	—
Other (expense) income, net	—	(3)	3	(3)
Total other expenses	(31)	(26)	(54)	(48)
Income from continuing operations before income tax expense and equity in net income from unconsolidated investments	25	27	5	3
Income tax expense	(11)	(11)	(3)	(1)
Equity in net income from unconsolidated investments	5	2	6	2
Income from continuing operations	19	18	8	4
(Loss) income from discontinued operations, net of income tax expense of $1, $1, $1 and $3, respectively	(2)	2	(2)	151
Net Income	17	20	6	155
Noncontrolling interests:
Less: Net loss (income) from continuing operations attributable to noncontrolling interests in subsidiaries	1	(1)	—	(1)
Less: Net income from discontinued operations attributable to noncontrolling interests in subsidiaries	—	(1)	—	(3)
Total net loss (income) attributable to noncontrolling interests in subsidiaries	1	(2)	—	(4)
Net Income Attributable to Covanta Holding Corporation	$18	$18	$6	$151

Amounts Attributable to Covanta Holding Corporation stockholders’:
Continuing operations	$20	$17	$8	$3
Discontinued operations	(2)	1	(2)	148
Net Income Attributable to Covanta Holding Corporation	$18	$18	$6	$151

Earnings Per Share Attributable to Covanta Holding Corporation stockholders’:
Basic
Continuing operations	$0.15	$0.12	$0.06	$0.02
Discontinued operations	(0.01)	0.01	(0.01)	1.02
Covanta Holding Corporation	$0.14	$0.13	$0.05	$1.04
Weighted Average Shares	133	144	133	145

Diluted
Continuing operations	$0.15	$0.12	$0.06	$0.02
Discontinued operations	(0.01)	0.01	(0.01)	1.02
Covanta Holding Corporation	$0.14	$0.13	$0.05	$1.04
Weighted Average Shares	134	145	134	146

Cash Dividend Declared Per Share:	$0.15	$0.075	$0.30	$0.15

Supplemental Information - Non-GAAP
Adjusted EPS (B)	$0.15	$0.14	$0.06	$0.03

(A)	For additional information, see Exhibit 7A - Note A of this Press Release.

(B)	For additional information, see Exhibit 4 of this Press Release.

Covanta Holding Corporation	Exhibit 1A
Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited, in millions)
Net income	$17	$20	$6	$155
Foreign currency translation	(5)	—	(4)	8
Net unrealized gain on derivative instruments, net of tax	—	—	1	—
Other comprehensive (loss) income attributable to Covanta Holding Corporation	(5)	—	(3)	8
Comprehensive income	12	20	3	163
Less: Net loss (income) attributable to noncontrolling interests in subsidiaries	1	(2)	—	(4)
Comprehensive income attributable to Covanta Holding Corporation	$13	$18	$3	$159

Covanta Holding Corporation	Exhibit 2
Condensed Consolidated Balance Sheets

	As of
	June 30, 2012	December 31, 2011
	(Unaudited)
	(In millions, except per share amounts)
ASSETS
Current:
Cash and cash equivalents	$220	$232
Restricted funds held in trust	101	101
Receivables (less allowances of $5 and $5, respectively)	231	260
Unbilled service receivables	16	20
Deferred income taxes	24	28
Prepaid expenses and other current assets	110	105
Assets held for sale	—	18
Total Current Assets	702	764
Property, plant and equipment, net	2,403	2,423
Investments in fixed maturities at market (cost: $30 and $31, respectively)	30	31
Restricted funds held in trust	90	90
Unbilled service receivables	21	25
Waste, service and energy contracts, net	415	434
Other intangible assets, net	76	78
Goodwill	232	232
Investments in investees and joint ventures	47	43
Other assets	329	265
Total Assets	$4,345	$4,385
LIABILITIES AND EQUITY
Current:
Current portion of long-term debt	$3	$32
Current portion of project debt	140	147
Accounts payable	41	25
Deferred revenue	39	61
Accrued expenses and other current liabilities	213	211
Liabilities held for sale	—	3
Total Current Liabilities	436	479
Long-term debt	1,590	1,454
Project debt	500	533
Deferred income taxes	629	633
Waste and service contracts	70	76
Other liabilities	124	122
Total Liabilities	3,349	3,297
Equity:
Covanta Holding Corporation stockholders equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	—	—
Common stock ($0.10 par value; authorized 250 shares; issued 159 and 158 shares; outstanding 133 and 136 shares)	16	16
Additional paid-in capital	808	824
Accumulated other comprehensive (loss) income	(3)	1
Accumulated earnings	173	244
Treasury stock, at par	(3)	(2)
Total Covanta Holding Corporation stockholders equity	991	1,083
Noncontrolling interests in subsidiaries	5	5
Total Equity	996	1,088
Total Liabilities and Equity	$4,345	$4,385

Covanta Holding Corporation	Exhibit 3
Condensed Consolidated Statements of Cash Flow

	Six Months Ended June 30,
	2012	2011
	(Unaudited, in millions)
OPERATING ACTIVITIES:
Net income	$6	$155
Less: (Loss) income from discontinued operations, net of tax expense	(2)	151
Income from continuing operations	8	4
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization expense	99	94
Loss on extinguishment of debt (A)	2	—
Non-cash convertible debt related expense	13	11
Stock-based compensation expense	10	9
Deferred income taxes	—	(2)
Other, net	(12)	7
Change in restricted funds held in trust	2	(9)
Change in working capital, net of effects of acquisitions	22	42
Net cash provided by operating activities from continuing operations	144	156
Net cash used in operating activities from discontinued operations	—	(4)
Net cash provided by operating activities	144	152
INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(66)	(68)
Acquisition of businesses, net of cash acquired	—	(10)
Acquisition of land use rights	(1)	(8)
Other, net	6	(3)
Net cash used in investing activities from continuing operations	(61)	(89)
Net cash provided by investing activities from discontinued operations	11	219
Net cash (used in) provided by investing activities	(50)	130
FINANCING ACTIVITIES:
Proceeds from borrowings on long-term debt (A)	699	—
Payment of deferred financing costs (A)	(24)	—
Principal payments on long-term debt (A)	(620)	(3)
Principal payments on project debt	(39)	(77)
Convertible debenture repurchases	(25)	(6)
Payments of borrowings on revolving credit facility	(15)	—
Proceeds from borrowings on revolving credit facility	15	—
Proceeds from borrowings on project debt	—	8
Change in restricted funds held in trust	(1)	24
Cash dividends paid to stockholders	(31)	(11)
Common stock repurchased	(59)	(123)
Financing of insurance premiums, net	(7)	—
Other financing, net	1	(5)
Net cash used in financing activities from continuing operations	(106)	(193)
Net cash (used in) provided by financing activities from discontinued operations	(2)	14
Net cash used in financing activities	(108)	(179)
Effect of exchange rate changes on cash and cash equivalents	—	1
Net (decrease) increase in cash and cash equivalents	(14)	104
Cash and cash equivalents at beginning of period	234	141
Cash and cash equivalents at end of period	220	245
Less: Cash and cash equivalents of discontinued operations at end of period	—	10
Cash and cash equivalents of continuing operations at end of period	$220	$235

(A)	For additional information, see Exhibit 7A - Note A of this Press Release.

Covanta Holding Corporation	Exhibit 4
Reconciliation of Diluted Earnings Per Share to Adjusted EPS

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year Estimated 2012
	2012	2011	2012	2011
	(Unaudited)
Continuing Operations - Diluted Earnings Per Share	$0.15	$0.12	$0.06	$0.02	$0.55 - $0.65
Reconciling Items (A)	—	0.02	—	0.01	—
Adjusted EPS	$0.15	$0.14	$0.06	$0.03	$0.55 - $0.65

(A)   For details related to the Reconciling Items, see Exhibit 4A of this Press Release.

Covanta Holding Corporation	Exhibit 4A
Reconciling Items

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited) (In millions, except per share amounts)
Reconciling Items
Loss on extinguishment of debt (A)	$—	$—	$2	$—
Effect on income of derivative instruments not designated as hedging instruments	—	—	—	(1)
Effect of foreign exchange loss (gain) on indebtedness (B)	—	3	(3)	3
Other	1	—	1	—
Total Reconciling Items, pre-tax	1	3	—	2
Tax effect of reconciling items	(1)	(2)	—	(1)
Grantor trust activity	—	1	—	—
Total Reconciling Items, net of tax	$—	$2	$—	$1

Diluted Income Per Share Impact	$—	$0.02	$—	$0.01
Weighted Average Diluted Shares Outstanding	134	145	134	146

(A)	For additional information, see Exhibit 7A - Note A of this Press Release.

(B)	During the six months ended June 30, 2012 and 2011, we recorded a foreign exchange (gain) loss related to intercompany loans, respectively.

Covanta Holding Corporation	Exhibit 5
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year Estimated 2012
	2012	2011	2012	2011
	(Unaudited, in millions)
Net Income from Continuing Operations Attributable to Covanta Holding Corporation	$20	$17	$8	$3	$75 - $90

Depreciation and amortization expense	49	47	99	94	196 - 190

Debt service:
Net interest expense on project debt	7	8	15	16
Interest expense	24	17	42	34
Non-cash convertible debt related expense	7	6	13	11
Subtotal debt service	38	31	70	61	148 - 138

Income tax expense	11	11	3	1	45 - 65

Loss on extinguishment of debt (A)	—	—	2	—

Net (loss) income loss attributable to noncontrolling interests in subsidiaries	(1)	1	—	1	3 - 8

Other adjustments:
Debt service billings in excess of revenue recognized	—	7	6	18
Non-cash compensation expense	5	4	10	9
Other non-cash items (B)	3	5	—	7
Subtotal other adjustments	8	16	16	34	33 - 39

Total adjustments	105	106	190	191
Adjusted EBITDA - Continuing Operations	$125	$123	$198	$194	$500 - $530

(A)	For additional information, see Exhibit 7A - Note A of this Press Release.

(B)	Includes certain non-cash items that are added back under the definition of Adjusted EBITDA in Covanta Energy Corporation’s credit agreement.

Covanta Holding Corporation	Exhibit 6
Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year Estimated 2012
	2012	2011	2012	2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$40	$63	$144	$156	$330 -$370
Less: Maintenance capital expenditures (A)	(24)	(20)	(52)	(47)	(80) - (90)
Continuing Operations Free Cash Flow	$16	$43	$92	$109	$250 -$280

Weighted Average Diluted Shares Outstanding	134	145	134	146

Uses of Continuing Operations Free Cash Flow
Investments:
Non-maintenance capital expenditures	$(10)	$(10)	$(14)	$(21)
Acquisition of businesses, net of cash acquired	—	(10)	—	(10)
Acquisition of land use rights	—	(8)	(1)	(8)
Other investing activities, net (B)	5	(7)	6	(3)
Total investments	$(5)	$(35)	$(9)	$(42)

Return of capital to stockholders:
Cash dividends paid to stockholders	$(21)	$(11)	$(31)	$(11)
Common stock repurchased	(29)	(69)	(59)	(123)
Total return of capital to stockholders	$(50)	$(80)	$(90)	$(134)

Capital raising activities:
Net proceeds from issuance of corporate debt (C)	$(1)	$—	$675	$—
Net proceeds from issuance of project debt	—	6	—	8
Other financing activities, net	2	—	1	(2)
Net proceeds from capital raising activities	$1	$6	$676	$6

Debt repayments:
Net cash used for scheduled principal payments on project debt (D)	$(15)	$(23)	$(40)	$(53)
Net cash used for scheduled principal payments on long-term debt (F)	(1)	(1)	(24)	(3)
Optional repayment of corporate debt(E)(F)	—	—	(621)	(6)
Total debt repayments	$(16)	$(24)	$(685)	$(62)

Short-term borrowing activities - Financing of insurance premiums, net	$(4)	$—	$(7)	$—

Distributions to partners of noncontrolling interests in subsidiaries	$—	$(1)	$—	$(3)

Effect of exchange rate changes on cash and cash equivalents	$—	$(1)	$—	$1

Net change in cash and cash equivalents from continuing operations	$(58)	$(92)	$(23)	$(125)

(A)  Purchases of property, plant and equipment is also referred to as capital expenditures. Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures. The following table provides the components of total purchases of property, plant and equipment:

Maintenance capital expenditures	$(24)	$(20)	$(52)	$(47)
Capital expenditures associated with construction	—	(6)	—	(9)
Capital expenditures associated with technology development and organic growth initiatives	(7)	(3)	(11)	(5)
Capital expenditures - other	(3)	(1)	(3)	(7)
Total purchases of property, plant and equipment	$(34)	$(30)	$(66)	$(68)

(B) Other investing activities is primarily comprised of net payments from the purchase/sale of investment securities and business development expenses.

(C) For additional information, see Exhibit 7A - Note A of this Press Release. Excludes borrowings under Revolving Credit Facility. Calculated as follows:

Proceeds from borrowings on long-term debt	$—	$—	$699	$—
Less: Financing costs related to issuance of long-term debt	(1)	—	(24)	—
Net proceeds from issuance of corporate debt	$(1)	$—	$675	$—

(D) Calculated as follows:

Total principal payments on project debt	$(2)	$(3)	$(39)	$(77)
(Increase) decrease in related restricted funds held in trust	(13)	(20)	(1)	24
Net cash used for principal payments on project debt	$(15)	$(23)	$(40)	$(53)

(E) For additional information, see Exhibit 7A - Note A of this Press Release. Calculated as follows:

Redemption of Term Loan due 2014	$—	$—	$(619)	$—
Redemption of Convertible Debentures (F)	—	—	(2)	(6)
Total optional repayment of corporate debt	$—	$—	$(621)	$(6)

(F) As of December 31, 2011, there were $25 million aggregate principal amount of the Debentures outstanding. On February 1, 2012, holders of $23 million of outstanding Debentures exercised their option for us to redeem the Debentures at par. The Debentures were also subject to redemption at our option at any time on or after February 1, 2012, and we subsequently redeemed the remaining $2 million of outstanding Debentures on March 23, 2012.

Covanta Holding Corporation	Exhibit 7
Capitalization Information

	As of
	June 30, 2012	December 31, 2011
	(Unaudited, in millions)
Cash and Cash Equivalents:
Domestic	$12	$49
International	199	174
Insurance Subsidiary	9	9
Total Cash and Cash Equivalents	$220	$232

Restricted Funds Held in Trust: (A)
Debt Service - Principal	$115	$113
Debt Service - Interest	7	8
Debt Service Funds - Total	122	121
Revenue Funds	32	16
Other Funds	37	54
Total Restricted Funds Held in Trust	$191	$191

(A)
Restricted funds held in trust are primarily amounts received by third-party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations and operating lease reserves in accordance with agreements with our clients.

Exhibit 7A

	As of June 30, 2012		As of December 31, 2011
	Face Value	Book Value	Face Value	Book Value
	(Unaudited, in millions)
Corporate Debt:
Revolving Credit Facility (A)	$—	$—	$—	$—
Term Loan due 2014 (A)	—	—	619	619
New Term Loan due 2019 (A)	299	298	—	—
7.25% Senior Notes due 2020	400	400	400	400
6.375% Senior Notes due 2022 (A)	400	400	—	—
3.25% Cash Convertible Senior Notes due 2014	460	495	460	442
1.00% Senior Convertible Debentures due 2027	—	—	25	25
Total corporate debt (including current portion)	$1,559	$1,593	$1,504	$1,486

Project Debt:
Domestic project debt - service fee facilities	$275	$278	$291	$295
Domestic project debt - tip fee facilities	335	337	355	359
International project debt	25	25	26	26
Total project debt (including current portion)	$635	$640	$672	$680

Total Debt Outstanding	$2,194	$2,233	$2,176	$2,166

Net Debt (B)	$1,859		$1,831

Availability for Borrowings under the Revolving Credit Facility (A)	$620		$300

Refinancing Details (Unaudited, in millions)

Offering - 6.375% Senior Notes due 2022 (A)	$400
New Term Loan due 2019 (A)	300
Offering Costs	(26)
Net Proceeds (A)	674
Redemption of Term Loan due 2014 (A)	(619)
Net Offering funds available for general corporate purposes	$55

(A)
During the first quarter of 2012, we completed a refinancing of our previously existing senior secured credit facilities, issued by our subsidiary, Covanta Energy, which consisted of a $300 million revolving credit facility, a $320 million funded letter of credit facility and a $619 million term loan, by entering into $1.2 billion in new senior secured credit facilities (the “2012 Credit Facilities”) issued by our subsidiary, Covanta Energy, comprised of a $900 million revolving credit facility that expires in 2017 (the “Revolving Credit Facility”) and a $300 million term loan due 2019 (the “Term Loan”), and by issuing $400 million aggregate principal amount of 6.375% senior notes due 2022 (the “6.375% Notes”). The proceeds from the Term Loan and a portion of the proceeds from the 6.375% Notes were used to repay the previously existing term loan, as well as to pay transaction expenses, while the Revolving Credit Facility replaced the previously existing $300 million revolving credit facility and $320 million funded letter of credit facility. The Revolving Credit Facility is available for both the issuance of letters of credit ($280 million outstanding as of June 30, 2012) and for cash borrowings for general corporate purposes (no outstanding cash borrowings as of June 30, 2012). As a result of the refinancing, we recognized a loss on extinguishment of debt of approximately $2 million, pre-tax, which was comprised of the write-off of deferred financing costs in connection with previously existing financing arrangements. We incurred $26 million in offering costs related to the refinancing, of which $24 million was paid as of June 30, 2012.

(B)	Net Debt is calculated as total principal amount of debt outstanding less cash and cash equivalents and debt service principal restricted funds.

Covanta Holding Corporation	Exhibit 8
Return to Stockholders
(Unaudited, in millions, except per share amounts and percentages)

During years ended December 31, 2010 and 2011, and the quarters ended March 31 and June 30, 2012, the following amounts were returned to stockholders:

	Amount	Shares Repurchased	Weighted Average Cost Per Share	% of Common Stock Outstanding Repurchased
Common Stock Repurchased(A)
FY 2010	$95	6.1	$15.56	3.9%
FY 2011	$230	14.4	$15.99	9.6%
Q1 2012	$30	1.8	$16.45	1.3%
Q2 2012(B)	30	1.9	$16.04	1.4%
FY 2012 sub-total:	$60	3.7	$16.25	2.7%
Total Common Stock Repurchased	$385	24.2	$15.92	15.6%

Cash Dividends Declared to Stockholders
FY 2010	$233
FY 2011	$42
Q1 2012	$21
Q2 2012(C)	20
FY 2012 sub-total:	$41
Total Cash Dividends Declared to Stockholders	$316

Total Return to Stockholders	$701

(A)	As of June 30, 2012, the amount remaining under our currently authorized share repurchase program was $115 million.

(B)	Approximately $1 million of common stock repurchased during the three months ended June 30, 2012 was paid in July 2012.

(C)
On June 12, 2012, the Board of Directors authorized a quarterly cash dividend of $0.15 per share. The Q2 2012 payment was made on July 6, 2012 to stockholders of record as of the close of business on June 22, 2012.

Covanta Holding Corporation	Exhibit 9
Consolidated Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year Estimated 2012
	2012	2011	2012	2011
	(Unaudited, in millions)
Cash flow provided by operating activities from continuing operations	$40	$63	$144	$156	$330 - $370

Debt service	38	31	70	61	148 - 138

Change in working capital	41	29	(22)	(42)
Change in restricted funds held in trust	—	(6)	(2)	9
Non-cash convertible debt related expense	(7)	(6)	(13)	(11)
Equity in net income from unconsolidated investments	5	2	6	2
Dividends from unconsolidated investments	(3)	—	(3)	(4)
Current tax provision	4	4	3	3
Other	7	6	15	20
Sub-total	47	29	(16)	(23)	22
Adjusted EBITDA - Continuing Operations	$125	$123	$198	$194	$500 - $530

Covanta Holding Corporation	Exhibit 10
Plant Operating Expenses Detail - Americas

The Americas segment quarterly plant operating expenses typically differs substantially as a result of the timing of scheduled plant maintenance. We typically conduct scheduled maintenance periodically each year, which requires that individual boiler units temporarily cease operations. During these scheduled maintenance periods, we incur material repair and maintenance expenses and receive less revenue until the boiler and/or turbine units resume operations. This scheduled maintenance typically occurs during periods of off-peak electric demand and/or lower waste volumes, which are our first, second and fourth fiscal quarters. The first half of the year scheduled maintenance period is typically the most extensive. The third quarter scheduled maintenance period is typically the least extensive. Given these factors, we typically experience our lowest operating income from our projects during the first half of each year. The aggregate of all other components of plant operating expense is relatively consistent each quarter of the year.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited, in millions)
Plant Operating Expenses:
Plant maintenance (A)	$56	$62	$137	$149
All other	178	179	357	356
Plant operating expenses	$234	$241	$494	$505

(A)	Plant maintenance costs include our internal maintenance team and non-facility employee costs for facility scheduled and unscheduled maintenance and repair expenses.

Covanta Holding Corporation - Americas Segment	Exhibit 11A
Statistics - (Unaudited, in millions, except percentages)
Boiler Availability

	Last Twelve Months as of June 30,
	2012	2011
EfW Facilities	92.3%	90.8%
Waste and Service Revenue (Excluding Recycled Metals Revenues)

	Three Months Ended June 30,
	2012	2011
Waste and service revenue unrelated to project debt	$250	$245
Revenue earned explicitly to service project debt - principal	10	10
Revenue earned explicitly to service project debt - interest	2	3
Total	$262	$258
Energy Revenue and Megawatt hours (MWhs) At Market and Contracted by Facility Type

	Three Months Ended June 30,
	2012			2011
	Revenue (A)	Volume(A), (B)	% of Total Volume	Revenue (A)	Volume(A), (B)	% of Total Volume
EfW
At Market	$16	0.30	22%	$20	0.34	25%
Contracted & Hedged	57	0.90	68%	56	0.84	62%
Biomass
At Market	2	0.07	5%	2	0.05	3%
Contracted	8	0.07	5%	13	0.14	10%
Total	$83	1.34	100%	$91	1.37	100%

(A)	Covanta share only

(B)	Steam converted to MWhs
Projected Energy Megawatt hours (MWhs) At Market and Contracted by Facility Type (A)

Full Year 2012E As of July 1, 2012
EfW
At Market	1.3
Contracted & Hedged	3.6
Biomass(B)
At Market	0.4
Contracted	0.4
Total	5.7

(A)	Covanta share only

(B)	Additional 0.2 million MWhs of Biomass energy is economically dispatched, but available to run.

Covanta Holding Corporation - Americas Segment	Exhibit 11B
Statistics - (Unaudited, in millions, except percentages, metal tons (in thousands), and pricing data in Economic Drivers Section)

Recycled Metal Net Revenue by Type (A)

	Last Twelve Months as of June 30,
	2012	2011
Ferrous Metal	$63	$50
Non-Ferrous Metal	14	12
Total	$77	$62

(A)	Covanta share only

Recycled Metal Gross Tons Recovered by Type (A),(B)

	Last Twelve Months as of June 30,
	2012	2011
Ferrous Metal	423.9	398.4
Non-Ferrous Metal	16.4	14.8
Total	440.3	413.2

(A)	Gross volume: Both Covanta and client share

(B)	Tons in thousands

Published Industry U.S. Economic Drivers (A)

	As of
	June 30, 2012	June 30, 2011
Consumer Price Index (B)	1.7%	3.6%
PJM Pricing (Electricity)(C)	$30.75	$48.84
Henry Hub Pricing (Natural Gas) (D)	$2.27	$4.35
#1 HMS Pricing (Ferrous Metals) (E)	$392	$412
Scrap Metals - Old Sheet & Old Cast (F)	$0.72	$0.81

(A)	While these drivers impact our business, there is not an exact correlation between our results and changes in these metrics.

(B)	Represents the year-over-year percent change in the Headline CPI number. The Consumer Price Index (CPI-U) data is provided by the U.S. Department of Labor Bureau of Labor Statistics.

(C)	Average price per MWh for Q2 2012 and Q2 2011. Pricing for the PJM PSEG Zone is provided by the PJM ISO.

(D)
Average price per MMBtu for Q2 2012 and Q2 2011. The Henry Hub Pricing data is provided by the Natural Gas Weekly Update, Energy Information Administration, Washington, DC. Nebraska Energy Office, Lincoln, NE.

(E)	Average price per gross ton for Q2 2012 and Q2 2011. The #1 Heavy Melt Steel (HMS) composite index ($/gross ton) price is published by American Metal Market.

(F)	Average price per pound for Q2 2012 and Q2 2011. Calculated using high and low prices for Old Sheet & Old Cast Scrap Metals ($/lb) published by American Metal Market.

Discussion of Non-GAAP Financial Measures
We use a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in assessing the overall performance of our business. To supplement our assessment of results prepared in accordance with GAAP, we use the measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, and Adjusted EPS as described below, and used in the tables above, are not intended as a substitute or as an alternative to net income, cash flow provided by operating activities or diluted earnings per share as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
The presentations of Adjusted EBITDA, Free Cash Flow and Adjusted EPS are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.
Adjusted EBITDA
We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities as of June 30, 2012 of our most significant subsidiary, Covanta Energy, through which we conduct our core waste and energy services business, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our core business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities as of June 30, 2012, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis for continuing operations.
Under the credit facilities as of June 30, 2012, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of June 30, 2012. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:

•
maximum Covanta Energy leverage ratio of 4.00 to 1.00, which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

•
minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and six months ended June 30, 2012 and 2011, reconciled for each such periods to net income from continuing operations and cash flow provided by operating activities from continuing operations, which are believed to be the most directly comparable measures under GAAP.
Free Cash Flow
Free Cash Flow is defined as cash flow provided by operating activities from continuing operations less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects, make principal payments on debt, or amounts we can return to our stockholders through dividends and/or stock repurchases.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and six months ended June 30, 2012 and 2011, reconciled for each such periods to cash flow provided by operating activities from continuing operations, which we believe to be the most directly comparable measure under GAAP.
Adjusted EPS
Adjusted EPS excludes certain income and expense items that are not representative of our ongoing business and operations, which are included in the calculation of Diluted Earnings Per Share in accordance with GAAP. The following items are not all-inclusive, but are examples of reconciling items in prior comparative and future periods. They would include write-down of assets, the effect of derivative instruments not designated as hedging instruments, significant gains or losses from the disposition or restructuring of businesses, gains and losses on assets held for sale, transaction-related costs, income and loss on the extinguishment of debt and other significant items that would not be representative of our ongoing business.
We will use the non-GAAP measure of Adjusted EPS to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance and highlight trends in the ongoing business.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EPS for the three and six months ended June 30, 2012 and 2011, reconciled for each such periods to diluted earnings per share from continuing operations, which is believed to be the most directly comparable measure under GAAP.